SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G


             Under the Securities Exchange Act of 1934
                        (Amendment No. 13)*



                      BINDLEY WESTERN INDUSTRIES, INC.
                         (Name of Issuer)


                  COMMON STOCK, $.01 PAR VALUE
                  (Title of Class of Securities)


                          090324 10 4
                          (CUSIP Number)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                 (Continued on following page(s))









                         Page 1 of 6 Pages

CUSIP No.  090324 10 4

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     William E. Bindley, SS# ###-##-####

2.   Check the appropriate box if a member of a group

     Not applicable

3.


4.   Citizenship or Place of Organization
     United States of America

5.   Sole Voting Power

     3,296,612 shares{(1)}

6.   Shared Voting Power

     -0-

7.   Sole Dispositive Power

     3,296,612 shares{(1)}

8.   Shared Dispositive Power

     -0-

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     3,296,612 shares{(1)}

10.  Check box if the Aggregate Amount in Row (9) Excludes Certain Shares

     [X]{(2)}
__________________

(1)   Includes presently exercisable stock options to purchase 217,905 shares.
(2)   Mr. Bindley disclaims ownership of 1,000 shares held by his spouse.
                         Page 2 of 6 Pages

11.  Percent of Class Represented by Amount in Row 9

     28.2%

12.  Type of Reporting Person

     IN





































                         Page 3 of 6 Pages

ITEM 1(A).NAME OF ISSUER.

          Bindley Western Industries, Inc.

ITEM 1(B).ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          10333 North Meridian Street, Suite 300
          Indianapolis, Indiana 46290

ITEM 2(A).NAME OF PERSON FILING.

          William E. Bindley

ITEM 2(B).ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

          10333 North Meridian Street, Suite 300
          Indianapolis, Indiana 46290

ITEM 2(C).CITIZENSHIP.

          United States of America

ITEM 2(D).TITLE OF CLASS OF SECURITIES.

          Common Stock, $.01 par value

ITEM 2(E).CUSIP NUMBER.

          090324 10 4

ITEM 3.IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B):

          Not Applicable

ITEM 4.OWNERSHIP.

ITEM 4(A).AMOUNT BENEFICIALLY OWNED:

          3,296,612 shares{(1)}

__________________

(1)   Includes presently exercisable stock options to purchase 217,905 shares.

                         Page 4 of 6 Pages

ITEM 4(B).PERCENT OF CLASS:

          28.2%

ITEM 4(C).NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or direct the vote:

               3,296,612{(1)}

          (ii) shared power to vote or to direct the vote:

               -0-

          (iii)sole power to dispose or to direct the disposition of:

               3,296,612{(1)}

          (iv) shared power to dispose or to direct the disposition of:

               -0-

ITEM 5.OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7.IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

__________________

(1)   Includes presently exercisable stock options to purchase 217,905 shares.


                         Page 5 of 6 Pages

ITEM 9.NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.CERTIFICATION.

          Not Applicable



                             SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 1997  /S/ WILLIAM E. BINDLEY

                                   William E. Bindley


























                         Page 6 of 6 Pages